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                                                                   EXHIBIT 99.1


NEWS                                          Contact: Joseph L. Castle II
                                              Castle Energy Corporation
                                              (610) 995-9400



                          CASTLE ENERGY ANNOUNCES SALE
                             OF EAST TEXAS ASSETS TO
                         UNION PACIFIC RESOURCES COMPANY

         RADNOR, PA, May 19, 1997 -- Castle Energy Corporation* (Nasdaq-NNM:CECX) (the "Company") announced today that it has entered into an agreement to sell its Rusk County, Texas oil and gas properties and pipeline to Union Pacific Resources Company for a purchase price totaling approximately $54 million. Closing is expected before the end of the month but is subject to customary consents and conditions.

         Joseph L. Castle II, Chairman and Chief Executive Officer, indicated that Castle would still retain two operating segments after the sale: the gas marketing operations relating to the Lone Star Contract and its non-Texas exploration and production operations. Mr. Castle also indicated that the Company expects to use a portion of the sale proceeds to retire bank debt and that the Board is considering alternatives for the use of the proceeds remaining from the sale and the cash to be generated from the Lone Star Contract which terminates at May 31, 1999.

         Prior to closing, the Company, through its various subsidiaries, owns a gas sales contract with Lone Star Gas Company, a 77-mile intrastate pipeline in Rusk County, Texas, and related gas contracts and interests. The Company also owns interests in over 425 wells and is the operator of approximately 350 wells throughout the United States.


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*Castle Energy Corporation is not affiliated with Castle Oil Corporation.